United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 31, 2026

Date of Report (Date of earliest event reported)

Armlogi Holding Corp.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-42099	92-0483179
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20301 East Walnut Drive North Walnut, California	91789
(Address of Principal Executive Offices)	(Zip Code)

(888) 691-2911

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BTOC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On July 31, 2026, Mr. Sheng-Kai (Scott) Hsu, the Chief Financial officer (the “CFO”) of Armlogi Holding Corp. (the “Company”), submitted a letter of resignation indicating his intention to resign as the Company’s CFO, effective August 1, 2026, which has been accepted by the board of directors of the Company (the “Board”). Mr. Hsu has advised the Company that his resignation was due to personal reasons and not a result of any disagreement with the Company, its management, the Board, or the Company’s independent registered public accounting firm regarding the operations, policies, or practices, financial reporting, or accounting matters of the Company.

On July 31, 2026, the Board approved and appointed Mr. Tong Wu, Secretary, Treasurer, and a director of the Company, to serve as the Company’s Interim CFO, effective August 1, 2026, in order to fill the vacancy created by Mr. Hsu’s resignation. The Board plans to commence a search for a permanent Chief Financial Officer.

Mr. Tong Wu has served as the Company’s Secretary and director since September 2022, the Company’s Treasurer since February 2023, and the Company’s Interim CFO since August 2026. Mr. Wu has extensive experience in the third-party logistics industry. As a co-founder of Armstrong Logistic Inc., a significant operating subsidiary of the Company, Mr. Wu has served as its chief administrative officer since April 2020, responsible for the management of day-to-day operations. Since January 2015, Mr. Wu has also served as a self-employed portfolio manager. Mr. Wu received his bachelor’s degree in Economics from Inner Mongolia Open University in China in 1992, a Master’s degree in Theology from LOGOS Evangelical Seminary in 2022, and his MBA degree from the University of South Wales in 2022.

On August 1, 2026, the Company and Mr. Wu entered into an Interim Chief Financial Officer Appointment Agreement (the “Appointment Agreement”), pursuant to which, Mr. Wu will serve as the Company’s Interim CFO, effective August 1, 2026. Under the Appointment Agreement, Mr. Wu will be responsible for monthly financial reporting, cash flow projections, and ensuring that regulatory filings are completed accurately and on time, together with such other duties customarily associated with the role of Chief Financial Officer as may be assigned by the Board from time to time. Mr. Wu’s service as Interim CFO is on an unpaid basis; he shall not receive any additional base salary, bonus, or other cash compensation for serving as Interim CFO, and his existing compensation pursuant to his current employment with the Company as Secretary and Treasurer shall remain unchanged. Mr. Wu shall continue to participate in and receive benefits under the Company’s employee benefit plans on the same terms as his existing employment. The Appointment Agreement provides that Mr. Wu’s service as Interim CFO shall automatically terminate upon (i) the Board’s appointment of a permanent successor Chief Financial Officer, (ii) Mr. Wu’s death, (iii) Mr. Wu voluntarily ceasing to serve as Interim CFO upon written notice to the Company, or (iv) at the Company’s sole discretion, upon written notice to Mr. Wu, with or without cause.

The foregoing summary of the Appointment Agreement does not purport to be complete and is qualified in its entirety by reference to the Appointment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K. On September 22, 2023, the Company entered into an indemnification agreement with Mr. Wu. A copy of the indemnification agreement is incorporated herein by reference.

There are no family relationships between Mr. Wu and any director or executive officer of the Company. To the best knowledge of the Company, neither Mr. Wu nor any of his immediate family members is a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Exhibits.

Exhibit No.	Description
10.1	Appointment Agreement dated August 1, 2026 by and between Tong Wu and the Company

10.2	Indemnification Agreement dated September 22, 2023 by and between Tong Wu and the Company (incorporated herein by reference to Exhibit 10.5 to the Registration Statement on Form S-1, as amended (File No. 333-274667)

104	Cover Page Interactive Data File (formatted in Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2026

Armlogi Holding Corp.

By:	/s/ Aidy Chou
Name:	Aidy Chou
Title:	Chief Executive Officer

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